Exhibit 10.1

Execution Version

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

ASSIGNMENT AND ASSUMPTION AGREEMENT
(Supply Agreement)
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered as of the Closing (defined below) (the "Effective Date"), by and among Heska Imaging US, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary U.S.A., LLC ("Imaging US"), Heska Imaging Global, LLC, a Delaware limited liability company ("Imaging Global"), Cuattro, LLC, a Colorado limited liability company ("Cuattro") and Heska Imaging International, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary, LLC ("Imaging International").
WHEREAS, Imaging US and Cuattro are parties to that certain Supply Agreement dated as of February 24, 2013, and all amendments thereto (the "Supply Agreement");
WHEREAS, Cuattro is a party to that certain Agreement and Plan of Merger among Heska Corporation ("Heska"), its wholly-owned subsidiary Cuattro International Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub"), Imaging International, Kevin S. Wilson and all members of Imaging International, including Cuattro, dated as of March 14, 2016 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Imaging International with Imaging International surviving such merger as a wholly-owned subsidiary of Heska (the "Merger"), which following the Closing under the Merger Agreement (the "Closing") will be called Heska Imaging International, LLC;
WHEREAS, it is a condition of the obligations of the parties to the Merger Agreement to consummate the Merger and the other transactions contemplated by the Merger Agreement that the Supply Agreement be assigned to Global Imaging and amended as set forth herein;
WHEREAS, to facilitate the transactions between its affiliate, Heska, and Cuattro, as contemplated by the Merger Agreement, which are of potential benefit to Imaging US, Imaging US is willing to enter into this Agreement to assign the Supply Agreement to Imaging Global and to amend the Supply Agreement on the terms and conditions of this Agreement;
WHEREAS, Section 18.7 of the Supply Agreement requires Cuattro's prior written consent before Imaging US may assign its rights under the Supply Agreement, and, to induce Heska to enter into the Merger Agreement, which Heska would not do unless Cuattro enters into this Agreement, Cuattro is willing to enter into this Agreement to consent to Imaging US's assignment of the Supply Agreement to Imaging Global and to amend the Supply Agreement on the terms and conditions of this Agreement; and
NOW, THEREFORE, for and in consideration of the Closing, the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Assignment and Assumption. Effective as of the Closing, Imaging US hereby assigns, sells, transfers and sets over to Imaging Global all of Imaging US's right, title, benefit, privileges and interest in and to the Supply Agreement, and all of Imaging US's burdens and obligations in connection with the Supply Agreement (collectively, the "Assignment"). Imaging Global hereby accepts the Assignment and assumes and agrees for the benefit of Imaging US and Cuattro to be bound by, observe, perform, pay and discharge all of Imaging US's duties, liabilities, obligations, terms, provisions and covenants solely to the extent they are to be observed, performed, paid or discharged on and after the Effective Date, in connection with the Supply Agreement (collectively, the "Assumption").
2.    Consent and Agreement of Cuattro. In accordance with Section 18.7 of the Supply Agreement, Cuattro hereby consents to the Assignment and Assumption. Cuattro further acknowledges and agrees that all of Cuattro's burdens and obligations under the Supply Agreement shall survive the assignment and assumption of the Supply Agreement in accordance with the terms and conditions thereof. The Assignment and Assumption shall not relieve Imaging US of responsibility for the performance of any accrued obligation which it has as of the Effective Date.
3.    Amendments to Supply Agreement. In accordance with Section 18.6 of the Supply Agreement:
3.1    Amendment to Territory. Effective as of the Closing, the definition of "Territory" in Exhibit B to the Supply Agreement is hereby amended to read as follows: ""Territory" shall be defined as the Market throughout the world."
3.2    Amendment to Allow Subdistributors. Effective as of the Closing, the following sentence is hereby added as the final sentence of Section 1.1 of the Supply Agreement: "Notwithstanding any provision of this Agreement to the contrary, Heska Imaging Global, LLC ("Imaging Global"), as successor in interest to Vet USA, may appoint its Affiliate, Heska Imaging US, LLC ("Imaging US"), as a subdistributor to exercise all the rights, and fulfill all of the obligations, under this Agreement in the portion of the Territory comprising the United States, and may appoint its affiliate, Heska Imaging International, LLC ("Imaging International") as a subdistributor to exercise all of the rights, and fulfill all of the obligations, under this Agreement in the portion of the Territory outside the United States, and, upon such appointments, all references to "Vet USA" in this Agreement shall be deemed to refer to Imaging US with respect to the portion of the Territory comprising the United States and Imaging International with respect to the portion of the Territory outside the United States."
4.    Appointment of Subdistributors.
4.1    Appointment of Imaging US. Effective as of the Closing, in accordance with Section 1.1 of the Supply Agreement and as authorized herein, Imaging Global hereby appoints Imaging US as its subdistributor under the Supply Agreement with respect to the portion of the Territory comprising the United States (the "US Territory") to hold and exercise all of Imaging Global's rights under the Supply Agreement with respect to the US Territory, and

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Imaging US hereby accepts such appointment and agrees, for the benefit of Cuattro, to perform all of Imaging Global's obligations under the Supply Agreement with respect to the US Territory.
4.2    Appointment of Imaging International. Effective as of the Closing, in accordance with Section 1.1 of the Supply Agreement and as authorized herein, Imaging Global hereby appoints Imaging International as its subdistributor under the Supply Agreement with respect to the portion of the Territory outside the United States (the "International Territory") to hold and exercise all of Imaging Global's rights under the Supply Agreement with respect to the International Territory, and Imaging International hereby accepts such appointment and agrees, for the benefit of Cuattro, to perform all of Imaging Global's obligations under the Supply Agreement with respect to the International Territory.
5.    No Other Consideration. The assignments and rights granted by Imaging US to Imaging Global in this Agreement are to facilitate, and in consideration of, the transactions contemplated by the Merger Agreement, and no other consideration shall be given by Imaging Global or received by Imaging US in connection with this Agreement or the transactions contemplated by the Merger Agreement.
6.    Remaining Terms. All parties acknowledge that a true, correct and complete copy of the Supply Agreement, together with all amendments thereto, is attached hereto as Exhibit A. Except as specifically modified pursuant to this Agreement, all terms and provisions of the Supply Agreement shall remain in full force and effect as set forth therein. Nothing in this Agreement shall constitute or be construed to be a termination of the Supply Agreement.
7.    Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other parties hereto, such further instruments of transfer and assignment and to take such other action as such other parties may reasonably request to more effectively consummate the Assignment and Assumption contemplated by this Agreement.
8.    Amendment and Waiver. No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing executed by all of the parties hereto or, in the case of an asserted waiver, executed by the party against which enforcement of the waiver is sought. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
9.    Assignment. Neither this Agreement nor any right created hereby is assignable by any of the parties hereto without the prior written consent of the other parties; provided, that the Supply Agreement, as amended hereby, shall continue to be assignable on the terms and conditions set forth in Section 18.7 thereof.
10.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado without reference or regard to the conflicts of law rules thereof.

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11.    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
12.    Integration. This Agreement, together with the Supply Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including without limitation (i) that certain Management Agreement, dated November 1, 2012, by and between Cuattro and Imaging International, as amended by that certain Amendment to Management Agreement, dated December 31, 2012; and (ii) that certain License Agreement, dated December 31, 2009, by and between Cuattro and Imaging International.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"IMAGING US"		"IMAGING GLOBAL"

Heska Imaging US, LLC		Heska Imaging Global, LLC

By:	/s/ Jason Napolitano	By:	/s/ Jason Napolitano
	Jason Napolitano, Chief Financial Officer		Jason Napolitano, Chief Operating Officer

"CUATTRO"		"IMAGING INTERNATIONAL"

Cuattro, LLC		Heska Imaging International, LLC

By:	/s/ Kevin S. Wilson	By:	/s/ Jason Napolitano
	Kevin S. Wilson, Manager		Jason Napolitano, Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement (Supply Agreement)]

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EXHIBIT A

Supply Agreement

[Attached]

Ex. A

March 4, 2013

Cuattro, LLC
PO Box 4605
Edwards, CO 81632

Attention: Kevin Wilson - Member, Officer

Re:    Supply Agreement by and between Heska Imaging US, LLC ("Heska Imaging") and Cuattro, LLC ("Cuattro")

Dear Mr. Wilson:

It has come to my attention that the Supply Agreement dated February 22, 2013 which was executed between Cuattro and Heska Imaging via electronic signatures on February 24, 2013 (the "Incomplete Agreement") did not include the Master Warranty and Support Terms and Conditions ("MWSTC") we had previously agreed to in Exhibit C. I apologize for the oversight in closing documents. To remedy this situation, we subsequently executed the attached Supply Agreement dated February 24, 2013 with the MWSTC we had previously agreed to in Exhibit C properly included, with typographical errors related to Cuattro's legal name and address corrected on page 18 and with both of our signatures on the same page executing the document as authorized signatories on behalf of each of Cuattro and Heska Imaging, as applicable (the "Complete Agreement").

This letter will constitute our understanding that the Incomplete Agreement will have no further force or effect and that the Complete Agreement shall supersede in its entirety the Incomplete Agreement, with the Complete Agreement from and after its date of execution to be deemed for all purposes to be the duly authorized, executed and delivered, and legally binding and enforceable, agreement between Heska Imaging and Cuattro with respect to the subject matter covered by the Complete Agreement.

Very truly yours,

HESKA IMAGING US, LLC

By:	/s/ Jason Napolitano
	Its:	Chief Financial Officer

ACCEPTED AND AGREED:

CUATTRO, LLC

By:	/s/ Kevin Wilson
	Its:	Member, Officer

SUPPLY AGREEMENT
This Supply Agreement (the "Agreement") is made and entered into as of February 24, 2013 (the "Effective Date") by and among Cuattro, LLC, a Colorado limited liability company ("LLC"), and Heska Imaging US, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary U.S.A., LLC ("Vet USA"). In this Agreement LLC and Vet USA may be individually referred to as a "Party" and collectively as the "Parties."
RECITALS:
A.Vet USA has entered into that certain Amended and Restated Master License Agreement with LLC dated as of February 22, 2013 ("License Agreement") whereby Vet USA has the right to sublicense the software described in the License Agreement (the "Software").
B.LLC designs, develops and procures software and hardware components. LLC may sell the software and components individually or it may assemble, inspect, test and then deliver as "ready for shipment" digital imaging products.
C.Vet USA wishes to use the Software in connection with its sale or lease of the products which it purchases from LLC.
D.Vet USA wishes to minimize its costs by using LLC's existing and future technologies, maintenance, research, development, and deployment infrastructure and expertise.
E.Vet USA is also interested in reducing its costs by ordering all of its major components from LLC. The Parties believe this will enable LLC to obtain volume discounts and reduced pricing, for the benefit of Vet USA and LLC.
F.Vet USA wishes LLC to provide it with its digital imaging products and technical help. After a product or Software is delivered and accepted by Vet USA, Vet USA wishes LLC to provide warranty and support to Vet USA in support of those products.
G.Vet USA and LLC previously entered into that certain Management Agreement dated as of November 1, 2012 (the "Management Agreement"), which Management Agreement is superseded in its entirety by this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth in this Agreement, the Parties to this Agreement agree as follows:
1.Appointments.
1.1    LLC hereby appoints Vet USA to be the exclusive distributor either for itself or through authorized third party or affiliated distributors, representatives or resellers ("Distributors") of the Products to Customers, in the Territory, as those terms are defined in Exhibit A "Products" and Exhibit B "Market, Territory, Customers"; with exclusive rights to sell, rent, license or otherwise provide Products (including the third party equipment sold to Vet USA by LLC (the "Equipment") included in, and services related to, the Products) to such Customers.

(a)Vet USA accepts such appointment and Vet USA agrees to use reasonable commercial efforts to actively market and sell the Products to Customers.
(b)Vet USA agrees to use reasonable commercial efforts to ensure that Distributors adhere to the terms of this Agreement and the License Agreement.
1.2    Vet USA hereby agrees that LLC shall be its exclusive provider of Services (as defined in Section 3 of this Agreement) and Software licensed under the License Agreement.
2.Termination; Post-Termination Supply.
2.1    Term. The initial term of this Agreement shall commence as of the Effective Date and continue through December 31, 2022 ("Initial Term"). Commencing on January 1, 2023, this Agreement shall continue on a year-to-year basis unless on or before September 30 of any calendar year (i) Vet USA notifies LLC in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the third calendar year following the year in which such notification is given (such period, a "Vet USA Cancellation Term"), or (ii) LLC notifies Vet USA in writing that it wishes to terminate the Agreement, provided, that such termination shall be effective as of December 31st of the fifth calendar year following the year in which such notification is given (such period, an "LLC Cancellation Term"). During a Vet USA Cancellation Term or LLC Cancellation Term, Vet USA shall be free to develop, but not commercialize or sell, Competitive Products (as defined in Section 10.5 below); provided, however, that in no case shall those Competitive Products developed during such period be based upon Confidential Information of LLC, the Intellectual Property of LLC, the Products, or benchmarks or derivatives of the Products.
2.2    Termination for Cause. Notwithstanding Section 2.1, this Agreement may be terminated before the expiration of the Initial Term and/or any renewal term as follows (each of the following a termination for "Cause"):
(a)Either Party may terminate this Agreement by delivering written notice to the other Party upon the occurrence of any of the following events: (i) a receiver is appointed for the other Party or its property; (ii) if the other Party makes a general assignment for the benefit of its creditors; (iii) if the other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within ninety (90) days; (iv) if the other Party is liquidated or dissolved, (v) if the other Party becomes unable to make payment of amounts due to creditors in a timely and dependable fashion;
(b)Either Party may terminate this Agreement effective upon written notice to the other if the other Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, or fails to make any payment when due, which violation, default or failure is not cured within ninety (90) days after notice thereof from the non-defaulting Party stating its intention to terminate this Agreement by reason thereof; or
(c)Either Party may terminate this Agreement effective upon written notice to the other if the License Agreement is terminated or voided for any reason; provided, however, that termination of this Agreement pursuant to this Section 2.2(c) will only be deemed for Cause if the License Agreement was terminated for Cause in accordance with its terms.

2.3    Failure to Meet Minimum Annual Volume. If, during calendar year 2013 or 2014 Vet USA does not purchase the Minimum Annual Volume (as defined in Section 9.3 below) for such calendar year, Vet USA will pay to LLC the amount due for such shortfall pursuant to the pricing terms and conditions set forth in this Agreement (the "Take or Pay Payment"). LLC shall invoice Vet USA for the amount of such Take or Pay Payment within thirty (30) days following the end of each calendar year in which such Take or Pay Payment has accrued, and Vet USA shall pay the Take or Pay Payment amount within thirty (30) days after receipt of such invoice. Beginning in calendar year 2015 and thereafter, in the event Vet USA does not purchase the Minimum Annual Volume in any calendar year, (i) LLC shall have the right, but not the obligation, to terminate this Agreement upon ninety (90) days written notice to Vet USA on or before April 30th of the following calendar year, and (ii) LLC shall be free of exclusivity obligations hereunder and may sell all Products to Customers or any third party thereafter.
2.4    Post Termination Supply Period. For five (5) years from the date of termination of the Agreement, LLC shall make available the Products, Support, and Services (“Post Termination Supply Period”). During the Post Termination Supply Period both LLC and Vet USA shall be free of exclusivity and commercialization obligations hereunder. If the Agreement is terminated by LLC for Cause, there will be no obligation of LLC under Post Termination Supply Period. During Post Termination Supply Period, Vet USA shall have the right to sell off or otherwise distribute any Products that Vet USA held in inventory as of termination of this Agreement to any existing or future Customer; provided, however, any Products purchased by Vet USA from LLC during the Post Termination Supply Period may only be sold or otherwise distributed to existing Customers to repair or replace Products owned by such Customers prior to termination of this Agreement.
(a)In the event that the Agreement is terminated by LLC pursuant to Section 2.3 above, then, during the Post Termination Supply Period, Vet USA shall (i) have the right (but not the obligation) to purchase Products, Support and Services, without the obligations under Section 1.1(a), under pricing terms for Products, Support and Services that shall be set under the rate provided for in this Agreement, multiplied by 1.65, rather than as set forth in Section 6 below.
(b)In the event that the Agreement is terminated (i) by Vet USA for Cause, or (ii) pursuant to a Vet USA Cancellation Term or LLC Cancellation Term, then at Vet USA's option in its sole discretion Vet USA's rights and benefits (but not its obligations under the second sentence of Section 1.1) to purchase Products, Support, and Services hereunder, and LLC's obligation to provide such Products, Support and Services, shall continue for the Post Termination Supply Period, at the prices and costs set forth in Section 6 below.
2.5    Payment Obligations. All monies owed to LLC for purchases of Products prior to termination shall become immediately due and payable and no cancellation or termination of this Agreement shall serve to release Vet USA or its successors or assigns from any payment obligations under this Agreement. Failure by LLC at any time to require payment from Vet USA under this Agreement shall not affect LLC's right to require payment at a later date. All orders received by LLC prior to termination shall be filled in accordance with, and subject to the terms and conditions hereof, and Vet USA shall make all payments with respect thereto as provided herein.
2.6    Survival of Obligations. The provisions of Sections 2.4, 2.5, 3.4, 3.5, 6, 7, 8.5, 8.6, 9, 10.7, 11, 12, 13, 14, 16, 17, and 18 and such other provisions that by their nature survive termination, shall survive during the Post Termination Supply Period. The provisions that by their nature survive termination, shall survive the expiration or termination of this Agreement and the Post Termination Supply Period and continue to be enforceable in accordance with their respective terms and conditions set forth in this Agreement.
3.Services. In making the Services available during this Agreement, LLC shall use substantially the same degree of care as it employs in making the same Services available for its own operations to its other customers. During the Initial Term of this Agreement and any renewal term (and with respect to Sections 3.4 and 3.5, also during the Post Termination Supply Period), LLC shall provide Vet USA with the following with respect to the Products (collectively, the "Services"):
3.1    Product Development. LLC will source, test, develop, and perform product research and development, including without limitation, that specified in Section 8, development of specifications and pricing targets.
3.2    Training. LLC will provide Vet USA with a reasonable amount of training (not to exceed five (5) days per calendar year) in the proper use and day to day routine support of the Products, as may be reasonably requested by Vet USA, in order for Vet USA to be able to exercise its rights herein. Training will be scheduled by mutual agreement as to frequency, date, and location. Costs for round trips, meals, lodging, and other expenses of the dispatched personnel of LLC for training shall be borne by Vet USA.
3.3    Support Materials. As they are available for general release, LLC will make available to Vet USA, for download in electronic format, LLC's customer service materials, training materials, troubleshooting materials, and marketing materials, for use by Vet USA in developing its own materials. LLC agrees to cooperate with Vet USA by providing documents and information necessary for regulatory filings.
3.4    PACS and Data Hosting. LLC shall provide to Vet USA, to the extent reasonably requested and paid for pursuant to this Agreement and the License Agreement, the services to be provided by Vet USA to a Customer as listed under Exhibit C "Master Warranty and Support Terms and Conditions" ("MWSTC") that is in force and enforceable with that Customer, or otherwise reasonably necessary from time to time to distribute and support Products in accordance with this Agreement, including but not limited to, the services set forth under the PACS and Data Hosting portion of Exhibit A.
3.5    Logistics and Management. LLC shall provide to Vet USA, to the extent reasonably requested and paid for pursuant to this Agreement and the License Agreement the logistics and management services set forth on Exhibit D; provided, however, that if after one year from the commencement of this Agreement, or earlier by mutual written agreement, Vet USA requests in writing to remove a specific service set forth on Exhibit D, following ninety (90) days notice, LLC shall cease to provide such service and shall not be obligated to provide such service thereafter.

4.[Intentionally omitted].

5.Software Products. LLC will provide Vet USA the licenses to Software, for Customers in the Territory, subject to payment of all amounts when due, in accordance with the terms and conditions of the License Agreement and MWSTC. Software excludes the operating system of the computer CPU.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

5.1    Updates and Fixes. LLC will correct or cause to be corrected any failure of Software to perform substantially in accordance with LLC's documentation, including corrections for programming errors, bug fixes and error corrections, either by updating or replacing the Software or by taking appropriate corrective action.
5.2    Compatibility Updates. LLC will provide or cause to be provided such updates to the Software as are necessary to make the Software compatible with new releases of the Equipment and operating systems approved by LLC on which the Software is licensed to run; provided, however, that LLC shall ensure that the Software is compatible with at least one version of the Equipment and operating systems that are then currently supported by their manufacturers. Updates shall be provided to Vet USA via Internet upload and will include necessary documentation.
5.3    Software Support. During the term of this Agreement and during the Post Termination Supply Period, LLC agrees to use commercially reasonable efforts to provide to Vet USA the support offered to Customers in the Software Support Agreement of MWSTC ("Support") during the Initial Support Term and any Renewal Support Option (as defined in the MWSTC) for which Vet USA has paid pursuant to Section 6.3 hereof. Notwithstanding anything in this Section 5.3, Support shall end on the final day of the Post Termination Supply Period, unless otherwise agreed to in writing, in advance, by and between LLC and Vet USA or LLC and Customer(s).
6.Compensation. In consideration of LLC's performance pursuant to this Agreement, Vet USA agrees to pay LLC as follows:
6.1    Subject to Section 2.4 above, LLC agrees to the provide Vet USA the following services on an ongoing basis. The services in (a), (b), (c) and (f) shall be at the lower of the prices set forth below or the prices, terms and discounts offered to other resellers or distributors of LLC, excepting only those human medical distributors or resellers located, and for distribution, in China (the "MFN Pricing"):
(a)A fee of [***] for each Study under Data Hosting (as defined and limited by MWSTC);
(b)A fee of [***] for each Data Migration (as defined and limited by MWSTC). Such Data Migration shall only occur upon LLC's receipt of a purchase order from Vet USA;
(c)A fee of [***] for adding each DICOM Node (as defined and limited by MWSTC). Such DICOM Node addition shall only occur upon LLC's receipt of a purchase order from Vet USA;
(d)An annual fee, payable on March 1 of each calendar year, of [***] for Data Hosting usage and availability, including any upgrades, updates, fixes, or enhancements, if any, of Data Hosting;
(e)Timely payment of License Agreement fees;
(f)A fee of [***], plus reimbursable, actual, documented travel expenses and incidentals submitted on an expense form, for performance of an on-

site installation, service call, warranty call, demonstration, or education of a Vet USA customer by an LLC employee; and
6.2    The price for those portions of the Products not otherwise set forth in Section 6.1 above, at LLC's cost (see Section 11 "Prices");
6.3    A monthly fee for the Support services set forth in Section 5.3. The monthly fee shall be at LLC's cost for services provided. LLC’s cost shall be allocated pro rata on the basis of total gross revenues amongst Vet USA and all affiliates of LLC being provided such Support; provided, however, LLC may make a one time election upon written notice to Vet USA to change such allocation to the basis of total time spent providing Support among Vet USA and all affiliates of LLC being provided such services from time to time. The monthly fee for Support will be invoiced monthly and payable net 30 days from the date of Vet USA's receipt of each such invoice. Such fees shall be payable by Vet USA only for so long as such services are being provided to Vet USA.
6.4    A monthly logistics and management fee for the services set forth on Exhibit D to this Agreement. The monthly fee shall be at LLC's cost for services provided. For any specific LLC cost that is solely for the benefit of Vet USA, 100% of that cost will be allocated to Vet USA. For any specific LLC cost that is for the benefit of Vet USA and another affiliate of LLC, such cost shall be allocated pro rata on the basis of total gross revenues among Vet USA and all affiliates of LLC being provided such services from time to time, to be invoiced monthly and payable net 30 days from the date of Vet USA's receipt each such invoice. Such fees shall be payable by Vet USA only for so long as such services are being provided to Vet USA.
7.Disclaimer, Limited Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED FOUR MILLION DOLLARS. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED ON BREACH OF CONTRACT, TORT OR ARISING IN EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8.Research and Development Obligations of LLC. During the term of this Agreement, LLC will continue to perform its usual and customary research and development activities in the ordinary course of business. When not limited or prohibited by contractual limitations, provided that LLC uses commercially reasonable efforts to avoid such limitations, any results of LLC's research and development efforts that can be commercialized in the Territory will be added to "Products" on Exhibit A of this Agreement, at Vet USA's option.
8.1    LLC Modification and Upgrades to Products. LLC will use commercially reasonable efforts to update the Products so that they will be competitive in the Territory. LLC agrees to use commercially reasonable efforts to provide Vet USA with such new Equipment or Software modifications or upgrades, under terms that are reasonable and negotiated in good faith between the Parties. In the event that such upgrades or modifications include substantial development work, LLC will provide an estimate and a scope of work to Vet USA for the non-recurring engineering fee for such work ("New Development Cost"). Vet USA shall approve or disapprove of the New Development Costs. If Vet USA declines to approve New Development Costs, LLC shall be under no obligation to provide Vet USA the resulting Products, Software, features, modifications, benefits, or upgrades, arising from the New Development Costs, or future iterations arising therefrom.
8.2    Distribution of Modifications and Upgrades. Vet USA shall have the right to implement new versions of the Equipment and Software as they become available. Vet USA may upgrade any field inventory and implement the new versions subject to Vet USA's timetable for minimizing rework and obsolescence, provided however that Vet USA shall bear all costs for such work, rework, or upgrades to field Equipment or Software, whether owned by Vet USA or End User customers of Vet USA.
8.3    Vet USA Proposed Enhancements. Vet USA may, from time to time, request significant functionality enhancements to Software or Equipment. Vet USA shall communicate the proposed enhancement, with a written request. LLC will respond with a written estimate of the scope of work and the total fee, if any, for the proposed enhancement. If LLC, in its sole and absolute discretion, agrees to develop any such enhancements, the Parties may enter into a mutually agreeable written scope of work, setting forth the terms and conditions, price, and New Development Costs of the development of such enhancements, which may provide for additional payments by Vet USA to LLC. The fee for any such enhancements will be paid at a rate agreed upon by the parties. The Intellectual Property shall accrue solely to LLC, unless otherwise agreed to in writing, in advance, by the Parties.
8.4     Product Modifications. Effective nine (9) months after providing written notice to Vet USA, LLC may discontinue the manufacture of any specific Product, provided that LLC shall (i) maintain the capability to repair or replace, with new or used items, the discontinued Products as required by in force MWSTC for each Product sold (but not for Products for which warranty and support coverage pursuant to MWSTC has expired and in no case longer than five (5) years from the time the Product was delivered or sold to Vet USA), and (ii) maintain the capability to provide documentation and spare parts (at a price not to exceed (3) three times actual out of pocket cost) for discontinued Products for a minimum of five (5) years after the written notice of such removal. LLC may make changes to any manufacturing source, controlled process parameters or sources and materials used with respect to the production of any of the Products and to otherwise modify any of the Products; provided, however, that LLC will provide Vet USA with at least sixty (60) days written notice of any changes in the form, fit, performance, or function of any of the Products, along with details of such changes. In the event LLC replaces or updates a Product, Vet USA shall be entitled to acquire the updated or replaced version under the same terms as set forth in this Agreement. Pricing and relevant terms and conditions for new products and new product lines, intended for use by Customers in the Territory, shall be negotiated in good faith by the Parties and shall, unless otherwise negotiated in good faith and agreed to in writing by the Parties, be based upon the same pricing, Costs (as defined in Section 11.2 below), and logistics fee principles as set forth herein.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

8.5    Original Manufacturer Disclosure. The Parties understand and agree that Products may be manufactured by suppliers of LLC (each an "Original Manufacturer"). Product from an Original Manufacturer will be subject to the terms and conditions negotiated between LLC and the Original Manufacturer, from time to time. During any negotiations with an Original Manufacturer, LLC shall use its most reasonable commercial efforts to maintain terms and conditions consistent with this Agreement. In the event of a materially adverse change, as it relates to this Agreement, in terms or conditions between LLC and an Original Manufacturer, LLC shall notify Vet USA of such materially adverse changes and the Parties shall use their most commercially reasonable efforts to mitigate the effect of the adverse changes and to modify this Agreement in light of such circumstances. In no event shall LLC be liable, under any theory, for damages, direct, indirect, or consequential, whether or not LLC has prior knowledge, arising from or relating to an adverse change in terms or conditions between LLC and an Original Manufacturer. LLC shall use its most reasonable commercial efforts to enforce its warranty and other rights against the Original Manufacturers. In the event that LLC is unable or unwilling to enforce such rights, LLC shall assign such rights to Vet USA for enforcement and LLC agrees to cooperate with Vet USA in such enforcement.
8.6    Vet USA Access to Locked Product Equipment. If any Product is delivered or is modified by LLC with a feature or configuration that is designed to or results in a "lock out" of a third party that prevents a third party software from operating the Equipment, while still allowing LLC Software to operate the Equipment, then LLC shall make available to Vet USA the "unlocking" feature and protocol, during the Agreement and for a period of five (5) years following termination of the Agreement (except for termination by LLC for Cause), so that Vet USA can operate the Equipment with third party software.
9.Orders and Shipment.
9.1    Order Placement. In placing purchase orders with LLC, Vet USA shall detail the quantity of each digital x-ray detector Equipment, Software Product, acquisition console Equipment and X-ray generator Equipment. Vet USA shall place all orders with a requested receipt date of sixty (60) days or later from the date of the transmission of its written purchase order to LLC ("Lead Time").
9.2    Order Acceptance. The orders shall not be binding unless and until they are accepted by LLC in its sole discretion, which acceptance shall not be unreasonably withheld, and provided that acceptance shall be deemed to have occurred fifteen (15) days after receipt by LLC of each order. Once the order is accepted by LLC pursuant to this Section 9.2, it is binding and not cancellable by Vet USA.
9.3    Minimum Annual Volume. A "Unit" is defined as the combined purchase of at least one (1) digital x-ray detector equipment (of any type or brand) together with one (1) copy of Software purchased by Vet USA from LLC for use or sale together as a unit. Vet USA shall purchase an annual minimum quantity of Units in each calendar year that is equal to or greater than [***] ("Minimum Annual Volume"). Minimum Annual Volume shall rise three (3%) percent (rounded up to the nearest Unit) per calendar year for each year of the Agreement. For the purposes of this Section 9.3, Products shall be considered purchased when received and accepted by Vet USA and paid in full; provided, that if LLC is unable to timely supply Units that were ordered by Vet USA within the Lead Time to provide for delivery within the calendar year, such ordered Units shall be considered to have been purchased by Vet USA during such calendar year for purposes

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

of calculating Vet USA's purchasing of the Minimum Annual Volume in that year. For the avoidance of doubt, in 2013, the Minimum Annual Volume is [***]. In 2014, the Minimum Annual Volume is [***] Units, and so on. Vet USA must purchase the Minimum Annual Volume in 2013 and 2014 or pay the Take or Pay Payment. Thereafter, Vet USA's failure to purchase the Minimum Annual Volume shall have the effects set forth in Section 2.3 above.
10.Exclusivity. Subject to Sections 2.3 and 2.4 above, Vet USA is hereby granted exclusive rights during the term of this Agreement to purchase the Products for distribution in the Market, in the Territory, to Customers as set forth in Section 1.1.
10.1    LLC Efforts to Protect. Upon receipt of a violation of Territory notice from Vet USA, LLC shall use its most reasonable commercial efforts to protect the Territory, including (i) legally voiding warranty and software license renewal, (ii) refusing software activation or reactivation on Products illicitly sold and (iii) requesting from the party responsible for illicit sale of the Products in the territory the disgorgement and payment to Vet USA of profits from the sale of the Products in the Territory.
10.2    Exclusive Territory Protections by LLC. LLC shall not knowingly allow any party to sell, directly or indirectly, or export any Product into the exclusive Territory.
10.3    No Services to Competitors. During the term of this Agreement, LLC shall not perform Services in the Territory for any company that is in direct competition with the business from Customers for the Products of Vet USA, without prior written consent of Vet USA.
10.4    No Export or Gray Market by Vet USA. Vet USA undertakes not to sell, lease or lend, or knowingly participate in any way, directly or indirectly, through one or more relationships or contracts in the sale, lease, lending or other distribution of, the Products or any products or services that contain, in whole or in part, the Products, for use, demonstration, resale, or export outside of the Territory.
10.5    Exclusive Provider. Subject to Section 2.1 above, without the prior written consent of LLC, during the Initial Term or any renewal term of this Agreement, Vet USA shall not sell, lease, lend, purchase, develop or evaluate for sale, directly or indirectly, through one or more relationships or contracts, any products that, in the reasonable judgment of LLC, are, would, or contain technologies competitive with the Products or Services. This limitation shall include, but not be limited to digital radiography detection components devices or panels, digital radiography acquisition software, PACS, or Data Hosting from any other third party, company, or entity ("Competitive Products"). For purposes of this Agreement, panels shall include, but not be limited to digital radiography flat panel detectors, computed radiography, and CCD based technologies. Vet USA may take as a trade-in on and credit towards the sale of new Products used products owned by Customer(s), and Vet USA may sell up to a total of seventy-five (75) used and refurbished products per year, and such units shall not be deemed Competitive Products. Notwithstanding the foregoing, in the event that, during the Initial Term or any renewal term of this Agreement, LLC is unable to timely supply for a period of more than sixty (60) days Vet USA's orders of Competitive Products or other Products or Services limited by this Section 10.5, Vet USA may, for so long as such inability continues and a reasonable sell-off period thereafter, purchase and distribute any such Products, Services or Competitive Products from third parties without limitation.

10.6    Marketing and Tradeshow Freedom. Notwithstanding anything herein to the contrary, no limitation or prohibition shall be placed on Vet USA or LLC for marketing, clinical evaluation, luminary evaluation, tradeshow marketing, and other similar marketing efforts that reasonably may benefit the sale of the Products; (i) in the case of Vet USA, inside the Territory and (ii) in the case of LLC outside of the Territory.
10.7    EUSLA and MWSTC Requirement. Vet USA shall provide all Customers who purchase or use Products or products containing Software, the MWSTC, and the End User Sublicense Agreement (the "EUSLA") included in MWSTC. Vet USA shall require that each Customer execute a MWSTC and EUSLA as a precondition to purchasing any Products containing Software, or which use Data Hosting or result in sending Data to LLC.
(a)Each executed MWSTC and EUSLA shall be provided to LLC upon written request. Failure to provide the executed MWSTC and EUSLA to LLC for any particular sale of Products is a material breach of this Agreement.
(b)LLC may modify or alter MWSTC or EUSLA for subsequent use, provided that LLC shall provide a written copy, in Microsoft® format, of each modification. Within ten (10) days of receipt of modified MWSTC or EUSLA, Vet USA will (i) accept the modifications (acceptance not unreasonably withheld) or (ii) object in writing with written proposed edits and the parties will, time of the essence, endeavor to quickly reach agreement and acceptance. Upon acceptance, Vet USA shall cease using former versions, and all transactions with Customers thereafter between Vet USA and Customers shall be by and under the latest version(s).
(c)Vet USA agrees to not modify MWSTC or EUSLA or the requirement in Products that EUSLA be accepted prior to the use of Software.
11.Price, Acceptance, Defective Product, and Payment.
11.1    Prices. The prices for the Products to be purchased by Vet USA during each calendar year shall be as set forth in writing from time to time, subject to Section 2.4 and 6. Amounts due hereunder shall payable Net 15 Days in 2013 and Net 30 Days thereafter.
11.2    All prices for the Products are "net amounts" in US Dollars, and are exclusive of all (i) freight and shipping, (ii) state and local taxes, (iii) levies, duties, customs, VAT, and assessments, (iv) out-of-warranty costs and expenses not covered or reimbursed under Section 13 "Product Warranty" of this Agreement ("Costs").
(a)Vet USA shall be responsible for the payment of all Costs imposed on the Products, Support, and Services supplied to Vet USA hereunder, excluding taxes based upon on LLC's net income from the transactions.
(b)Any Costs to be borne by Vet USA but which are paid by LLC and not invoiced at the time of delivery of Products or Services shall be invoiced to Vet USA by LLC, and Vet USA agrees to pay LLC, without delay for any reason, including claim of error or dispute of amounts due.
(c)Any disputes for Costs shall be pursued between Vet USA and the authority imposing the Costs, or in the case of allocation Costs from LLC, between Vet USA and

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

LLC, using all reasonable efforts, without undue delay, to amicably resolve any dispute. LLC shall reasonably cooperate with Vet USA to resolve any disputes by providing documentation and other supporting evidence in existence to support the Costs charged.
11.3    Acceptance and Defective Products. All claims for error, damages, defects, shortages and non-conformities in any shipment discovered by reasonable inspection shall be made in writing to LLC (together with detailed descriptions and evidence thereof) within ten (10) days after receipt of the Products at Vet USA's receiving dock ("Defective Product"). Failure to make such claim within such period shall constitute acceptance of the shipment ("Acceptance").
(a)The extent of LLC's liability for Defective Product under this warranty shall be limited to replacement of any Defective Products, freight prepaid to Vet USA's receiving dock. Recovery of Defective Product(s), shall be at LLC's sole expense, provided however that Vet USA agrees to use its most commercially reasonable efforts, at LLC's cost, to repackage and make Defective Product(s) prepared and available for shipment in its original packaging. In no event shall LLC be liable for consequential or indirect damages regarding the Products.
(b)There shall be no claims based on defects in cases of damage arising after the transfer of risk at LLC's delivery dock, from Vet USA's faulty or negligent handling, or Vet USA's excessive strain on the Products. Claims based on defects resulting from improper modifications or repair work carried out by Vet USA or third parties and the consequences thereof shall be excluded.
11.4    Payment Instructions. The full payment is due net 15 days in 2013 and net 30 days thereafter and must be settled by wire transfer of immediately available funds, issued by a first class, international bank, satisfactory to LLC at the following bank (or as may be modified from time to time in writing by LLC):

Receiving Bank: [***]
[***]
Phone # [***]
Beneficiary: Cuattro LLC
Beneficiary's Address:1618 Valle Vista Blvd / Pekin, IL 61554
Beneficiary's Account Number: [***]
Beneficiary's Routing/ABA Number: [***]
12.Representations and Warranties.
12.1    Mutual Representations and Warranties. Each Party hereby represents and warrants as of the Effective Date and at all times throughout the term of this Agreement: (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement by such Party and performance of its obligations thereunder comply with all applicable laws, rules, and regulations (including privacy, export control and obscenity laws); (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by such Party will not violate any agreement or instrument to which such Party is a party or is otherwise bound.

12.2    LLC Warranties. LLC represents and warrants that: (i) LLC has the requisite right and authority to provide the Products to Vet USA under this Agreement and there are no restrictions which could or would prevent Vet USA from exercising any rights granted hereunder; (ii) LLC shall perform all Services and Support requested by Vet USA under this Agreement on a professional reasonable efforts basis in accordance with the standards prevailing in the industry and in a diligent, workmanlike and expeditious manner; (iii) the Services and Support will be performed in accordance with, and/or the Products will conform to, all regulatory requirements and standards, if any. In the event of a breach of any of the foregoing warranties, Vet USA shall notify LLC of such breach after the Support or Services are rendered and/or the Products are delivered to Vet USA (as the case may be) and LLC shall re-perform the Support or Services or re-deliver the Products, as the case may be, so that they conform to the applicable warranty. In addition to the foregoing, LLC represents and warrants that it holds all permits, licenses and similar authority necessary for the performance of the Support and Services hereunder and shall deliver copies of such permits, licenses or authority to Vet USA upon request.
13.Product Warranty.
13.1    Limited Product Warranty. LLC warrants the Products (excluding Software, which is supported and not warrantied) will meet the Original Manufacturer's published specifications and shall be free from defect in material and workmanship for thirteen (13) months from the date of Vet USA's Acceptance of the Products (the "Warranty"). Except as expressly warranted under this Agreement, LLC hereby disclaims all warranties, express, statutory and implied, applicable to the Products, including, without limitation, any warranty of merchantability or fitness for a particular purpose. This warranty does not extend to any Products that have been, other than by LLC, (i) subject to misuse, neglect, accident or abuse or other use or condition prohibited by or that would void Warranty or Support under the MWSTC, (ii) improperly repaired, altered or modified in any way, (iii) used in violation of instructions furnished by LLC or (iv) in contravention of generally accepted usage standards in the veterinary digital radiography industry for similar Products. Vet USA shall solely bear all costs to retrieve all Product(s) requiring warranty service and LLC shall solely bear all costs to return to Vet USA all Product(s) received for warranty service. Vet USA shall reimburse LLC for shipping and handling charges incurred by LLC for inspection and testing of Products found to not be defective by LLC.
13.2    Repair-Replace Warranty. LLC warrants its repair work and replacement parts for the greater of (i) a period of 45 days from receipt by Vet USA of the repaired or replaced Product or for the balance of the warranty period as set forth in Section 13 "Product Warranty." Any claim arising under this Section shall be settled by amicable cooperation between LLC and Vet USA, to minimize or avoid unnecessary expense and time. LLC may repair, replace, with new or refurbished parts, materials or Products in fulfillment of this Warranty.
13.3    Manufacturer Warranty. LLC will use its most commercially reasonable efforts to obtain and assign to Vet USA Original Manufacturer's warranty, service, maintenance and parts in support of the Products under the Warranty.
(a)LLC will provide international logistics, import-export-tariff logistics, Return Material Authorization coordination, and other functions in support of obtaining Warranty from an international Original Manufacturer of the Product or major components thereof.

(b)LLC will use its most commercially reasonable efforts to cause to be corrected any failure of Equipment to perform substantially in accordance with the term of the Original Manufacturer's warranty.
13.4    Extended Maintenance Offer. LLC shall offer extended Equipment warranty for an additional twelve (12) months following the expiration of the Warranty. Up to thirty (30) days prior to the expiration of the Warranty period then in effect, Vet USA shall have the option, but not the obligation, to purchase such extended warranty for each Product. Pricing for such extended warranty shall be at a cost to Vet USA of fifteen (15%) percent of the Quantity multiplied by the price actually paid for the Product when such Product was originally purchased by Vet USA. If not purchased on time, the offer to extend Equipment warranty service is void, unless expressly accepted by LLC in writing, on a case-by-case basis. Extended warranty is by and between LLC and Vet USA, for the benefit of Vet USA, not Vet USA's Customer.
14.Technical and Sales Assistance.
14.1    Vet USA Support of Customers. Technical assistance is by and between LLC and Vet USA and is for the benefit of Vet USA, not Vet USA's Customers. Vet USA agrees to provide, timely and knowledgeable maintenance and support service to Customers and to utilize LLC as a resource, but not the primary or sole contact point for Customer Support, unless otherwise agreed in writing between the Parties.
14.2    Support Times. LLC will provide or cause to be provided direct technical support (the "Technical Support") to Vet USA from 9:00 a.m. through 6:00 p.m. Central Standard Time (CST).
14.3    Service Level for Technical Support. LLC will work with Vet USA to determine the severity level for each individual situation, based upon the definition of "Level 1", "Level 2" and "Level 3" in MWSTC. LLC will use commercially reasonable efforts to provide Technical Support in order to resolve identified problems according to the following severity levels.
(a)Equipment Severity Level 1: within fourteen (14) working days
(b)Equipment Severity Level 2: within twenty-one (21) working days
(c)Equipment Severity Level 3: within thirty (30) working days
(d)Software Severity Level 1: within seven (7) working day
(e)Software Severity Level 2: within fourteen (14) working day
(f)Software Severity Level 3: within twenty one (21) working days
14.4    Upon Vet USA's written request, LLC shall use commercially reasonable efforts to support Vet USA's sales, marketing, and training demonstrations (the "Sales Support"). Such Sales Support shall be at times and places which are mutually agreeable to both Parties. Costs for round trips, meals, lodging, and other expenses of the dispatched personnel of LLC for training shall be borne by Vet USA.

14.5    For purposes of this Agreement, Technical Support and Sales Support shall be referred to collectively as the "Support".
15.Vet USA's Additional Responsibility.
15.1    Vet USA shall maintain adequate stocks of the Products to meet its Customer's demands, including those for advanced replacement loaners in furtherance of Warranty, on a timely basis.
15.2    Vet USA shall use reasonable commercial efforts to undertake for its own account advertisement and sales promotions of the Products.
15.3    Vet USA shall use reasonable commercial efforts to provide all warranty, installation, technical support, shipping and communications to and between Customers and Vet USA.
15.4    Vet USA shall make timely payment of all amounts due hereunder.
15.5    Vet USA shall provide for, by separate agreement(s) and arrangement(s), any or all commercial and logistics work for products not specifically provided for in this Agreement, such as ultrasound.
16.Proprietary Rights.
16.1    Intellectual Property. "Intellectual Property" shall mean all drawings, designs, models, specifications, documentation, software, firmware, user interfaces, inventions, designs, techniques, processes, business methods, customer information, marketing programs, Distributor information, know-how, mask-works, copyrights, copyrightable materials, patents, trade secrets, software code, software schema and any other information or materials protected under any intellectual property laws in effect anywhere in the world, and any applications, registrations or filings relating thereto. Each Party retains all rights to its pre-existing Intellectual Property. Except as provided for expressly in this Agreement, no license, right or ownership is granted, by implication or otherwise, to a Party's Intellectual Property. As of the date of this Agreement, neither Party claims any rights to, nor ownership in, the other Party's Intellectual Property, and neither Party claims the existence of any jointly owned Intellectual Property between the Parties.
16.2    No Modification. Except as may be required to integrate the LLC's Intellectual Property into Vet USA's products, Vet USA shall not: (i) modify LLC's Intellectual Property or (ii) authorize Vet USA's end users or third parties to do the same. Neither Party shall evaluate or attempt to authorize, assist, perform, or support the reverse engineering of the other Party's Intellectual Property, and shall promptly notify the other Party immediately upon obtaining knowledge of such activities.
16.3    No Right. Except as expressly set forth herein, neither Party is granted any right to the other Party's software or Intellectual Property, even if the software or Intellectual Property is incorporated into any Products or Software. Nothing herein, or in any way related to this Agreement or interaction or non-action or delay between the Parties or their assigns, shall grant, transfer, or cause to be shared, with the other Party, any rights in and to either Party's software, in any form, firmware, designs, component sources and specifications, documentation, or Intellectual

Property. This Section 16.3 shall apply, whether or not either Party or any third party products are incorporated in, embedded in, merged with, or otherwise associated with a Party's products.
16.4    Survival of Proprietary Rights. Sections 16.1, 16.2, and 16.3 shall not expire, and shall survive the termination of this Agreement.
16.5    Software License. Certain rights to license the Software in the Products are granted to Vet USA by the License Agreement (the "Software"). The Software is licensed, not sold. Vet USA agrees that any Software, regardless of format, provided by LLC to Vet USA, will only be used with the Products, in the Territory, and will not be used in conjunction with any products from any third party that manufactures, develops, buys, leases, or sells or resells, including Competitive Products, except as may be provided for in Section 2.3 of the License Agreement. Vet USA shall not provide, disclose or distribute Software or any portion thereof to any third party outside of the Territory without the prior written approval from LLC. Software is protected by copyright, trademark, and trade secrets laws, international treaty provisions and various other intellectual property laws. Vet USA may not copy, modify, reverse engineer, decompile, or disassemble any Software. The Software's component parts may not be separated for any use. Vet USA may not remove, modify or alter any copyright or trademark notice from any part of Software, including but not limited to any such notices contained in the physical and/or electronic media or documentation, in the set-up dialogue, EUSLA, 'about' boxes, or internet or applet notices. Vet USA's license is not assignable by Vet USA except upon prior written consent of LLC. Vet USA may not directly or indirectly use the Software or Product to benchmark against a Competitive Product.
16.6    Right to Sublicense. In the Territory, subject to ordering, payment, and the terms and conditions set forth in the MWSTC, EUSLA, the License Agreement, and this Agreement, Vet USA may sublicense to Customers the nonexclusive and personal right to use, in object code format only, the Software for the life of the Product associated with such Software, in the Territory. Software will, from time to time, require re-activation and/or re-registration by the end user, to ensure that, at regular intervals (generally Calendar Year), the Software is documented and authorized to be in use by an authorized Customer, in good standing, in the Territory. In the event a Customer is not authorized or is in violation of the MWSTC or EUSLA or has been shown to export outside of the Territory any Product that includes Software, LLC reserves the sole and exclusive right, without any penalty payment, cost, or refund to Vet USA or Vet USA's Customer, to decline to renew, re-activate, or re-register the Software for use by the Customer or any other party.
16.7    Trademark Ownership; Rights. Vet USA is hereby granted the right to use LLC's trademarks and trade names, in the Territory. Vet USA agrees, without condition, that by executing this Agreement, LLC is the sole owner and beneficiary of the trademarks, copyrights, and trade names "CloudDR™", "Cloudbank™", "ViewCloud™", "SupportCloud™", "Uno™", "Slate™", and "Copilot™", for use in the Territory. Except as specifically granted in this Agreement, neither Party shall acquire any right, title or interest in any of the other Party's trademarks, copyrights, trade names, nor other intellectual property and proprietary information. Vet USA agrees that it will not remove, alter, obfuscate or otherwise modify, in any way, any copyrighted logos, brands, or any copyright or trademark notices or other proprietary rights notice placed in or on the Products or Software. No rights are granted to Vet USA under this Agreement to make or cause to be made any of the Products or Software, or otherwise use the Products or Software, for any use other than in connection with the resale, installation and support of such Products and Software. No express or implied licenses with respect to Software are granted to Vet USA, except as otherwise expressly set forth herein or in the License Agreement between the Parties.

17.Confidential Information.
17.1    Confidentiality. "Confidential Information" means any proprietary or confidential information of a Party which may be disclosed to the other Party under this Agreement, including without limitation all prices, discounts or product specifications, designs, software, software code, drawings, reports, interpretations, forecasts, plans, records, technical or other financial or business information of any kind of a disclosing Party regarding the subject matter of this Agreement, together with any notes or other documents prepared by a receiving Party or others which reflect such information. No Confidential Information disclosed by either Party to the other in connection with this Agreement shall be disclosed to any person or entity other than the receiving Party's employees and contractors directly involved with the receiving Party's use of such information. Such information shall be used only for the purposes contemplated by this Agreement, and such information shall otherwise be protected by the receiving Party from disclosure to others with the same degree of care accorded to its own proprietary information, but not less than a reasonable degree of care in accordance with the normal practice of the medical device manufacturing industry. To be subject to this provision, information must be delivered in writing and designated as "proprietary" or "confidential" or, if initially disclosed orally or visually, must be confirmed in writing as "proprietary" or "confidential" within thirty (30) days after the disclosure. Notwithstanding the preceding sentence, each party's Confidential Information shall include all customer lists and other materials and technology owned or otherwise controlled by it whether or not so designated; provided, however, any customer lists of LLC resulting from customers of Vet USA during the term of this Agreement or during the Post Termination Supply Period (as a result of End Users being parties to the EUSLA of the MWSTC pursuant to the purchase, the provision of support services by LLC to such End Users, or otherwise) is deemed Confidential Information of Vet USA and not of LLC. Information will not be subject to this provision if it (i) is or becomes a matter of public knowledge without the fault of the receiving Party, (ii) was known to the receiving Party before the disclosure to it by the other Party, as evidenced by written records of the receiving Party, or (iii) was received by the receiving Party from a third person under circumstances permitting its unrestricted disclosure by the receiving Party. If the receiving Party is required by law, or requested by a court or administrative body, to disclose any Confidential Information of the disclosing Party, the receiving Party shall give the disclosing Party prior written notice of such requirement or request prior to disclosing such Confidential Information so that the disclosing Party may seek a protective order or other appropriate relief. Unless explicitly provided herein, nothing in this Agreement is intended to grant any rights to either Party under any patent, copyright, trade secret or other intellectual property right nor shall this agreement grant either Party any rights in or to the other Party's Confidential Information.
17.2    Confidentiality Release. The Parties shall be released from any confidentiality obligations under this Section 17 after a period of five (5) years after the termination or expiration of this Agreement.
18.General Provisions.
1.Force Majeure. Neither Party shall be liable for, or be deemed to be in default for, delay of or failure in delivery or performance of any other act under this Agreement due, directly, to any of the following causes; acts of God or the public enemies, civil war, insurrection or riot, fires, floods, explosions, earth quakes or serious accident, epidemics or quarantine restrictions, any act of government or any other civil or military authority, freight carrier failure or delay, strikes causing cessation, slowdown or interruption of work. Promptly upon the occurrence of any event hereunder which may result in all delay in the delivery of the Products, LLC shall give notice thereof to Vet USA, which notice shall identify such occurrence and specify the period of delay which may reasonably be expected to result therefrom.
18.2    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.
18.3    Compliance with Laws. Each Party to this Agreement shall comply with all applicable laws and regulations relating to the Products and their respective performance under this Agreement.
18.4    Choice of Law; Jurisdiction. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Colorado (excluding the choice of law principles thereof). The Parties to this Agreement hereby agree to submit to the non-exclusive jurisdiction of the federal and state courts located in the State of Colorado in any action or proceeding arising out of or relating to this Agreement. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors and assigns.
18.5    No Partnership or Agency. Nothing in this Agreement shall be construed as creating a partnership, agency, employment relationship, franchise relationship or taxable entity between the Parties, and no Party shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party, it being understood that the Parties are independent contractors vis-à-vis one another.
18.6    No Waiver; No Amendment. No amendment or waiver of any provision of this Agreement, or consent to any departure by either Party from any such provision, shall be effective unless the same shall be in writing and signed by the Parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver or delay in enforcement or notice by any Party of any breach of this Agreement shall not operate as or be construed to be a waiver by such Party of that breach or any subsequent breach.
18.7    Assignment. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the Parties hereto. Notwithstanding anything to the contrary, however, it is contemplated that LLC may assign or transfer its duties or interests hereunder to a LLC affiliate, and Vet USA shall not unreasonably object to or prohibit such assignment. Assignment shall not be unreasonably withheld by either Party.
18.8    Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the Parties at the following addresses:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

If to LLC:    Kevin S. Wilson
Cuattro, LLC
Physical Address:
63 Avondale Lane
Villa Montane #C2
Beaver Creek, CO 81620

Postal Address:
PO Box 4605
Edwards, CO 81632
Phone: [***]

Copy to:    R.C. Shepard, Esq.
Stradling Yocca Carlson and Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660-6422
Fax: (949) 725-4000
Phone: (949) 725-4105

If to Vet USA:     Jason Napolitano
Heska Imaging US, LLC
3760 Rocky Mountain Avenue
Loveland, CO 80538
Fax: (970) 619-3003
Phone: (970) 619-3021

18.9    Execution Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties on separate counterparts. Each set of counterparts showing execution by all Parties shall be deemed an original, and shall constitute one and the same instrument.
18.10    Entire Agreement. This Agreement and the License Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto, including, without limitation, the Management Agreement.
18.11    Management Agreement. As of the Effective Date, all provisions the Management Agreement are hereby superseded in their entirety and shall have no further force or effect.
18.12    Audit Right. LLC shall maintain adequate Records (as defined below), with supporting documentation, to justify all charges, expenses, and costs invoiced to Vet USA pursuant to this Agreement for a period of not less than eighteen (18) months after payment of such invoice. Not more frequently than once per calendar quarter during the Initial Term of this Agreement and during any renewal term, during reasonable business hours and upon reasonable notice, Vet USA or its designated agent shall have the right to examine, duplicate, and audit LLC's operations and Records as they relate to the charges, expenses and costs invoiced to Vet USA pursuant to this Agreement, and, as mutually agreed with LLC, interview third parties, at an adequate location for such effort. The term "Records" shall include all documents created or kept within the scope of this Agreement, in any form of media, with respect to any and all matters relating to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

CUATTRO, LLC		HESKA IMAGING US, LLC

By:	/s/ Kevin Wilson	By:	/s/ Jason Napolitano

Its:	Member, Officer	Its:	Chief Financial Officer

Date:	2/24/2013	Date:	February 24, 2013